Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholder of
CDRJ North Atlantic (Lux) S.àr.l.
Luxembourg

We consent to the use in this Registration Statement of CDRJ North Atlantic (Lux) S.àr.l. on Form S-1 of our report dated February 12, 2004, relating to the consolidated financial statements of CDRJ North Atlantic (Lux) S.àr.l. as of and for each of the two years in the period ended December 31, 2001, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings “Summary Consolidated Financial and Other Data”, “Selected Historical Consolidated Financial and Other Data” and “Experts” in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of CDRJ North Atlantic (Lux) S.àr.l. for each of the two years in the period ended December 31, 2001 listed in Item 16(b). The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule for each of the two years in the period ended December 31, 2001, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 12, 2004